Exhibit 10.9

EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Loan and Security Agreement (“Amendment”) is dated as of September 21, 2015 by and among DENT-A-MED INC., an Oklahoma corporation (“Dent-A-Med”), and HC RECOVERY, INC., an Oklahoma corporation (collectively the “Borrowers” and each individually is referred to as a “Borrower”), WELLS FARGO BANK, N.A., successor by merger to Wells Fargo Preferred Capital, Inc., as agent for Lenders (“Agent”), and the financial institutions a party hereto as lenders (collectively, the “Lenders” and each is a “Lender”).

BACKGROUND

A. Borrowers, Lenders, and Agent are parties to a certain Loan and Security Agreement dated as of May 18, 2011 (as amended or modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Loan Agreement.

B. Borrowers have informed Agent and Lenders that Progressive Finance intends to purchase 100% of the Equity Interests of Dent-A-Med (the “Progressive Finance Acquisition”).

C. Borrowers have informed Agent and Lenders that substantially contemporaneously with the consummation of the Progressive Finance Acquisition, Borrowers will repay in full all Subordinated Debt from cash on hand and/or Advances under the Loan Agreement (the “Subordinated Debt Repayment”).

D. Borrowers have requested and Agent and Lenders have agreed to consent to the consummation of the Progressive Finance Acquisition, consent to the making of the Subordinated Debt Repayment and amend the Loan Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1. Consent. Upon the satisfaction of the conditions contained in Section 5 on or before October 15, 2015 and so long as no Event of Default or Default has occurred and is continuing (such date, the “Consent Effective Date”), Agent and Lenders consent to (a) the consummation of the Progressive Finance Acquisition and the resulting Change in Ownership, (b) the making of the Subordinated Debt Repayment from cash on hand and/or Advances under the Loan Agreement, and (c) any changes in senior management of the Borrowers as in connection with the consummation of the Progressive Finance Acquisition.

2. Immediate Amendments. Upon the effectiveness of this Amendment, the Loan Agreement is amended as follows:

(a) New Definitions. The following new definitions are added to Section 1.1 of the Loan Agreement:

“Eighth Amendment” means that certain Eighth Amendment to Loan and Security Agreement dated as of September 21, 2015 by and among Borrowers, Agent and Lenders.

“Governmental Authority” means any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, including without limitation, any attorney general or agency related thereto, the Consumer Financial Protection Bureau, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Regulatory Event” means either: (a) a “Level One Regulatory Event”, which shall comprise the formal commencement by written notice by any federal or state Governmental Authority of any inquiry, investigation, legal action or similar proceeding against any Borrower or any of their Subsidiaries challenging its authority to originate, hold, own, service, collect or enforce Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary, or otherwise alleging any material non-compliance by any Borrower or their Subsidiaries with any applicable laws related to originating, holding, collecting, servicing or enforcing Receivables generally or any category or group of Receivables that is material to the business of such Borrower or such Subsidiary (which shall include, without limitation, the issuance of a civil investigative demand by the Consumer Financial Protection Bureau that meets the criteria set forth above), which inquiry, investigation, legal action or proceeding is not released or terminated in a manner reasonably acceptable to Agent within sixty (60) calendar days of commencement thereof; or (b) a “Level Two Regulatory Event”, which shall comprise the issuance or entering of any stay, order, judgment, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), order or ruling against any Borrower or any of their Subsidiaries related in any way to the originating, holding, pledging, collecting, servicing or enforcing of Receivables generally or any category or group of Receivables that could reasonably be expected to result in a material adverse change in the business, operations, property (including the Collateral), prospects or financial condition of Borrowers and their respective Subsidiaries, taken as a whole.

(b) Reserves. Section 2.1(e) of the Loan Agreement is amended and restated as follows:

(e) Agent has the right at any time, and from time to time, in its reasonable discretion (but without any obligation), to (i) set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate in its reasonable credit judgment, including, without limitation, a reserve equal to the amount of outstanding indebtedness, liabilities and obligations in connection with Bank Products and reserves with respect to Regulatory Events and (ii) may adjust the advance rates in the Borrowing Base downward from time to time upon Fourteen (14) days notice to Borrowers, including, without limitation, to reflect, in Agent’s reasonable credit judgment, the experience with Borrowers (including without limitation any increased credit, operational, legal, regulatory, political or reputational risk of Borrowers).

(c) Litigation. Section 6.11 the Loan Agreement is hereby amended and restated as follows:

Section 6.11 Litigation. Borrowers will promptly notify Agent (a) of any litigation or action instituted or, to Borrowers’ knowledge, threatened in writing against any Borrower or any of their Subsidiaries, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate action or litigation instituted or threatened or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all actions or litigation instituted or threatened; (b) of the entry of any judgment or lien against any property of Borrower, in an amount of One Hundred Thousand Dollars ($100,000) or more as to any separate judgment or lien entered or in an aggregate amount of Two Hundred Thousand Dollars ($200,000) or more as to all judgments or liens entered; (c) any enforcement action or investigation instituted or, to Borrowers’ knowledge, threatened, in writing, against any Borrower, Parent, Progressive Finance or any of their Subsidiaries (but with respect to Parent, Progressive Finance and their Subsidiaries, beginning on the Consent Effective Date) by any Governmental Authority, including without limitation any proceeding or action to be commenced by the filing of a stipulation and consent; (d) receipt by any Borrower, Parent, Progressive Finance or any of their Subsidiaries (but with respect to Parent, Progressive Finance and their Subsidiaries, beginning on the Consent Effective Date) of an “Early Warning Notice,” “Notice and Opportunity to Respond and Advise” or “Civil Investigative Demand” from the Consumer Financial Protection Bureau or similar notice or request from any other Governmental Authority; or (e) without duplication, the occurrence of any Regulatory Event. Upon the effectiveness of the Eighth Amendment, Borrowers provided notice of the events described on Schedule A to the Eighth Amendment and based upon such disclosure Borrowers, Agent and Lenders have determined that such events do not constitute a Level Two Regulatory Event as of the effectiveness of the Eighth Amendment and provided further that, based upon such disclosures, Agent and Lenders confirm that no reserve will be established at the effectiveness of the Eight Amendment on account of such disclosures.

(d) New Affirmative Covenant. The following new Section 6.16 is added to the Loan Agreement:

Section 6.16 Chattel Paper/Jurisdictions.

(a) Upon Agent’s request from time to time in Agent’s reasonable credit judgment, Borrowers shall engage outside legal counsel reasonably acceptable to Agent (at Borrowers’ sole cost and expense) to undertake a review of Receivable documentation of Borrowers and their Subsidiaries; provided that such review in any event shall be limited to once per calendar year unless an Event of Default has occurred and is continuing. Borrowers shall provide Agent with copies of such review within sixty (60) days after each such request with the results of such documentation review to be reasonably acceptable to Agent in all material respects.

(b) Borrowers shall promptly (i) notify Agent of either (A) Borrowers or any of their Subsidiaries conducting business in any new jurisdiction, and (B) Borrowers or any of their Subsidiaries making any material modifications to its respective Receivable documentation and (ii) upon the request of Agent, provide Agent a list of jurisdictions in which Borrowers and their Subsidiaries conduct business and licenses held in each such jurisdiction.

(e) New Event of Default. The following new Section 8.12 is added to the Loan Agreement:

Section 8.12 Level Two Regulatory Event. The occurrence of a Level Two Regulatory Event which remains unvacated, undischarged, unbonded or unstayed by appeal or otherwise for a period of sixty (60) days from the date of its entry.

3. Consent Effective Date Amendments. On the Consent Effective Date the Loan Agreement shall be amended as follows:

(a) Definitions. The following definitions contained in Section 1.1 of the Loan Agreement are amended and restated as follows:

“Change of Ownership” mean (a) Progressive Finance fails to own directly or indirectly One Hundred Percent (100%) of the Equity

Interests of Dent-A-Med (and if indirectly, Progressive Finance shall cause the direct parent of Dent-A-Med to deliver a fully executed Collateral Pledge Agreement promptly after becoming such direct parent), (b) Dent-A-Med fails to own directly One Hundred Percent (100%) of the Equity Interests of HC Recovery, (c) any Borrower fails to own directly One Hundred Percent (100%) of the Equity Interests that such Borrower owns as of the Closing Date of each of its Subsidiaries, or (d) Parent fails to own directly or indirectly One Hundred Percent (100%) of the Equity Interests of Progressive Finance.

“Collateral Pledge Agreement” means that certain Collateral Pledge Agreement from Progressive Finance in favor of Agent, as amended, modified, restated or extended from time to time.

“Eligible Receivables” means, as of the date of determination, Receivables (net of accrued interest and fees, deferred discounts and promotional fees, and merchants’ and providers’ recourse reserves, but including deferred annual fees) which constitute Chattel Paper and conform to the warranties set forth in Section 4.1 hereof, in which is owned by a Borrower and for which Agent has a validly perfected first priority Lien, and which are not any of the following:

(a) Receivables for which a payment is more than Thirty (30) days past due on a contractual basis;

(b) Receivables for which the related collateral has been assigned for repossession or has been repossessed;

(c) Receivables which are subject to bankruptcy or insolvency proceedings or the account debtor with respect to which is a debtor under the Bankruptcy Code (including with respect to the applicable Credit Card Issuer or Credit Card Processor);

(d) Receivables owing from officers, shareholders or employees of any Borrower or any Affiliate;

(e) Receivables subject to litigation or any legal proceeding;

(f) Receivables for which the original terms have been re-written, re-aged or otherwise modified (including, without limitation, Permanent Hardship Receivables) other than Cycle Jump Receivables and Temporary Hardship Receivables;

(g) Receivables that do not require a monthly principal payment of (i) at least Three Percent (3.0%) of the account balance due and (ii) for Receivables originated prior to the Closing Date or with respect to Home Improvement Receivables, Two and Seven Tenths Percent (2.7%) of the highest principal balance thereunder;

(h) Receivables with a remaining balance in excess of (i) Ten Thousand One Hundred Dollars ($10,100) for Health Services Receivables and Specialty Bed Receivables, (ii) Seven Thousand Five Hundred Dollars ($7,500) for Home Exercise Equipment Receivables, and (iii) Fifteen Thousand One Hundred Dollars ($15,100) for Home Improvement Receivables;

(i) Receivables with more than one (1) Temporary Hardship Event during any rolling 12 month period or more than two (2) Temporary Hardship Events in the aggregate over the term of the contract;

(j) Receivables currently on a deferred payment plan without Agent’s prior written consent;

(k) Except as provided in clause (l) below, Receivables for which the amount, when aggregated with all other Receivables originated with respect to a specific manufacturer, exceeds Twenty Five Percent (25%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(l) Receivables for which the amount, when aggregated with all other Receivables originated with respect to Select Comfort, exceeds Thirty Percent (30%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(m) Home Exercise Equipment Receivables which when aggregated with all other such Receivables exceeds Fifty Percent (50%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(n) Specialty Bedding Receivables which when aggregated with all other such Receivables exceeds Seventy Five Percent (75%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(o) Receivables which feature a “same as cash” program greater than 18 months;

(p) Receivables which provided for interest only, non-amortizing or balloon payment components;

(q) Receivables underwritten with full recourse to a single merchant, to the extent they exceed Ten Percent (10%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(r) Receivables not in compliance with Borrowers’ underwriting guidelines;

(s) Receivables which indicate that a Person other than a Borrower is the payee or remittance party;

(t) Receivables with a promotional payment plan not acceptable to Agent;

(u) Receivables which, in Agent’s sole but reasonable discretion, do not constitute acceptable collateral; or

(v) Home Improvement Receivables which when aggregated with all other such Receivables exceeds (i) through and including October 24, 2015 Ten Percent (10%) of all Receivables of Borrowers then outstanding, to the extent of such excess and (ii) thereafter, Twenty Percent (20%) of all Receivables of Borrowers then outstanding, to the extent of such excess;

(w)    (i) Specialty Bedding Receivables with a monthly principal payment less than an amount equal to at least 2.70% of the highest principal balance of such Receivable and (ii) Home Improvement Receivables with a monthly principal payment less than an amount equal to at least 2.0% of the highest principal balance of such Receivable; or

(x) “Rent-to own” or “lease-to-own” Receivables.

“Letter of Credit Sublimit” means Two Million Dollars ($2,000,000).

“Maturity Date” means the two (2) year anniversary of the Consent Effective Date.

“Maximum Principal Amount” means Eighty Five Million Dollars ($85,000,000), subject to increases pursuant to Section 2.13 below.

(b) New Definitions. The following new definitions are added to Section 1.1 of the Loan Agreement:

“Consent Effective Date” has the meaning set forth in the Eighth Amendment.

“Debt Facility” means each of (a) that bank credit facility made available to Parent (and guaranteed by Progressive Finance and certain other subsidiaries of Parent other than the Borrowers) pursuant to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 14, 2014, by and among the Parent, SunTrust Bank and the lenders party thereto from time to time, (b) that loan facility made available pursuant to the terms of that certain Third Amended and Restated Loan Facility Agreement and Guaranty, dated as of April 14, 2014, by and among the Parent, SunTrust Bank and the financial institutions party thereto from time to time or (c) any other document, instrument or agreement evidencing Debt to which Parent and/or Progressive is a party and with respect to which the amount owed exceeds Twenty Million Dollars ($20,000,000), as each may be amended, restated, supplemented, modified, replaced or refinanced from time to time.

“Parent” means Aaron’s, Inc., a Georgia corporation.

“Progressive Finance” means Progressive Finance Holdings, LLC, a Delaware limited liability company.

“Progressive Finance Acquisition” has the meaning set forth in the Eighth Amendment.

(c) Prepayments. Section 2.8(a) of the Loan Agreement is amended and restated as follows:

(a) Optional Prepayments. Borrowers may prepay the Loan from time to time, in full or in part not to exceed Five Million Dollars ($5,000,000) without notice, and, in part, in excess of Five Million Dollars ($5,000,000) upon Seven (7) Business Day’s prior notice to Agent without premium or penalty, provided that (i) in the event Borrowers repay the Loan in full and terminate Lenders’ Commitment under this Agreement in connection therewith or the Obligations are accelerated following the occurrence of an Event of Default at any time prior the date that is one year before the Maturity Date, Borrowers shall pay a sum equal to One-Half of One Percent (0.50%) of the Maximum Principal Amount as a prepayment fee, (ii) in the event Borrowers repay the Loan in full and terminate Lenders’ Commitment under this Agreement in connection therewith or the Obligations are accelerated following the occurrence of an Event of Default at any time less than one year before the Maturity Date, Borrowers shall pay a sum equal to One-Quarter of One Percent (0.25%) of the Maximum Principal Amount as a prepayment fee, (iii) prepayments shall be in a minimum amount of Ten Thousand Dollars ($10,000) and Ten Thousand Dollars ($10,000) increments in excess thereof; and (iv) partial prepayments prior to the Termination Date shall not reduce Lenders’ Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing, and partial prepayments will be applied first to accrued interest and fees and then to outstanding Advances. Each Borrower acknowledges that the above described fee is an estimate of Lenders’ damages in the event of early termination and is not a penalty. In the event of termination of the credit facility established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable termination fee, if any. Notwithstanding the foregoing, in the event Borrowers and Wells Fargo Bank, N.A. (either as agent, sole lender or as a participant lender) enter into a modified, new or replacement financing, then the prepayment fee provided for above in this Section 2.8(a) shall be waived by Lenders.

(d) Accordion Facility. The introductory paragraph to Section 2.13 of the Loan Agreement is amended and restated as follows:

Section 2.13 Accordion Facility. Subject to the terms and conditions set forth herein below, Borrowers shall have a right at any time to increase the amount of the Maximum Principal Amount (the “Accordion Increase”) in an amount acceptable to Agent in its sole and absolute discretion (and without the approval of any Lenders); provided, however, that the aggregate amount of the Accordion Increase shall not exceed Twenty Five Million Dollars ($25,000,000). The following additional terms and conditions shall apply to the Accordion Increase:

(e) Reporting Requirements. The following new clauses (f) and (g) are added to Section 6.2 of the Loan Agreement:

(f) within Twenty (20) days after the end of each fiscal quarter, company prepared consolidated financial statements of Progressive Finance’s business for such previous fiscal quarter, consisting of a balance sheet, income statement, and schedules as of the end of such fiscal quarter, all in reasonable detail, prepared in accordance with GAAP consistently applied, subject to year-end adjustments and absence of footnotes; and

(g) within One Hundred Twenty (120) days after the close of each fiscal year, consolidated financial statements of Parent and its Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of Parent and its Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by Ernst & Young or other independent public accountant of nationally recognized standing and accompanied by the unqualified opinion of such accountant; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Parent prepared by such certified public accounting firm.

(f) Senior Debt to Tangible Net Worth Ratio. Section 6.4(b) of the Loan Agreement is amended and restated as follows:

(b) Senior Debt to Tangible Net Worth Ratio. As of the end of each calendar month, a Senior Debt to Tangible Net Worth Ratio of not more than 2.0 to 1.0.

(g) Notices of Default. Section 6.6 the Loan Agreement is hereby amended and restated as follows:

Section 6.6 Notice of Default. Borrowers will promptly notify Agent of the occurrence of any (a) Default or Event of Default hereunder or (b) the occurrence of any event, condition or circumstances constituting an “Event of Default” under any Debt Facility.

(h) Restricted Payments. Section 7.2 of the Loan Agreement is amended and restated as follows:

Section 7.2 Restricted Payments. Make any Restricted Payment, except that a Borrower may make (i) dividends to its equity holders to pay any required federal and state taxes based upon the income of any Borrower, (ii) dividends in an amount not to exceed the amount of capital contributions made by Parent, Progressive Finance and/or any other subsidiary of Parent (other than the Borrowers) in any Borrower after the consummation of the Progressive Finance Acquisition and in no event shall the aggregate amount of such dividends made in any calendar year exceed Seventy Five Percent (75%) of Borrowers’ net income for the immediately preceding calendar year, and (iii) regularly scheduled payments of interest on the Subordinated Debt and repayment of the Subordinated Debt in connection with the consummation of the Progressive Finance Acquisition (including from the proceeds of Advances under this Agreement), so long as (x) with respect to clauses (ii) and (iii) above, no Default or Event of Default exists on the date of such dividend or payment after giving effect to the making of such dividend or payment.

(i) Defaults Under Other Agreements. Section 8.5 of the Loan Agreement is amended and restated as follows:

Section 8.5 Defaults Under Other Agreements. (a) Any default, breach by any Borrower under or termination of (i) any Credit Card Agreement or any Sale Agreement or (ii) any other agreement to which such Borrower is a party and with respect to which the amount claimed exceeds One Million Dollars ($1,000,000) or (b) any default by Parent or Progressive Finance in the payment when due of principal or interest under the loan documents governing any Debt Facility (or any replacement credit facility) after giving effect to all applicable grace and cure periods, or any other event, condition or circumstances constituting an “Event of Default”, after giving effect to all applicable grace and cure periods, shall have occurred and as a result thereof the maturity of the indebtedness thereunder has been accelerated; provided that if such acceleration has been rescinded or waived, then such event shall not constitute an Event of Default under this clause (b).

4. Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution and delivery to Agent by Borrowers and Lenders of this Amendment;

(b) Delivery to Agent of a certified copy of resolutions of each Borrower’s board of directors or members authorizing the execution, delivery and performance of this Amendment and designating the appropriate officers to execute and deliver this Amendment; and

(c) Execution and/or delivery by the parties of all other agreements, instruments and documents reasonably requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

5. Consent Effectiveness Conditions. The consents contained in Section 1 shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Execution by Borrowers and delivery to Agent of an Amended and Restated Promissory Note (the “Note”);

(b) Execution by Progressive Finance and delivery to Agent of a Collateral Pledge Agreement (the “Progressive Finance Pledge Agreement”); it being understood that notwithstanding anything in the Loan Agreement or the Progressive Finance Pledge Agreement to the contrary, Progressive Finance will have up to five (5) business days following the closing of the Progressive Finance Acquisition to deliver to Agent the new share certificates evidencing the ownership of Dent-A-Med by Progressive Finance and related transfer powers in blank;

(c) Delivery to Agent of a certified copy of resolutions of each Borrower’s board of directors or members authorizing the execution, delivery and performance of the Note and designating the appropriate officers to execute and deliver the Note;

(d) Delivery to Agent of a certified copy of written consent of sole member of Progressive Finance authorizing the execution, delivery and performance of the Progressive Finance Pledge Agreement and designating the appropriate officers to execute and deliver Progressive Finance Pledge Agreement;

(e) Delivery to Agent of a copy of Progressive Finance’s (i) organization documents, certified as of a recent date by Progressive Finance’s secretary (or other appropriate officer), and (ii) operating agreement certified as of a recent date by Progressive Finance’s secretary (or other appropriate officer); together with certificates of good standing existence or fact in Progressive Finance’s state of organization;

(f) The consummation of the Progressive Finance Acquisition;

(g) Payment to Agent, for the benefit of Lender, by Borrowers of a non-refundable and fully earned amendment fee in the amount of $425,000 (“Amendment Fee”) in immediately available funds; and

(h) Execution and/or delivery by the parties of all other agreements, instruments and documents reasonably requested by Agent to effectuate and implement the terms hereof and the Credit Documents.

6. Representations and Warranties. Borrowers represent and warrant to Agent and Lenders that:

(a) All warranties and representations made to Agent and Lenders under the Loan Agreement and the Credit Documents are true and correct in all material respects.

(b) The execution and delivery by Borrowers of this Amendment and the performance by Borrowers of the transactions herein and therein contemplated (i) are and will be within Borrowers’ powers, (ii) have been authorized by all necessary organizational action, and (iii) do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the charter, bylaws or other organizational documents of Borrowers, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which any Borrower is a party or by which any Borrower or its property is bound with failure to comply resulting in a material adverse change in the business, operations, property (including the Collateral) or financial condition of Borrowers.

(c) This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d) No Event of Default or Default has occurred under the Loan Agreement or any of the other Credit Documents.

7. Representations and Release of Claims. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrowers or any third party to Agent and Lenders as evidenced by the Credit Documents. Borrowers hereby acknowledge, agree, and represent that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Credit Documents or the other obligations created or evidenced by the Credit Documents; (b) as of the date of this Amendment, no Borrower has any claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Credit Documents or Agent’s or any existing or prior Lender’s performance under the Credit Documents; and (c) Borrowers promise to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof. In consideration of the modification of certain provisions of the Credit Documents, all as herein provided, and the other benefits received by Borrowers hereunder, Borrowers hereby RELEASE, RELINQUISH and forever DISCHARGE Agent and Lenders, and their predecessors, successors, assigns, shareholders, principals, parents, subsidiaries, agents, officers, directors, employees, attorneys and representatives (collectively, the “Released Parties”), of and from any and all present claims, demands, actions and causes of action of any and every kind or character, whether known or unknown, which a Borrower has or may have against Released Parties arising out of or with respect to any and all transactions relating to the Loan Agreement, the Notes, and the other Credit Documents occurring prior to the date hereof.

8. Collateral. As security for the payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement and the Credit Documents, Borrowers reconfirm the prior security interest and lien on, upon and to, its Collateral, whether now owned or hereafter acquired, created or arising and wherever located. Borrowers hereby confirm and agree that all security interests and Liens granted to Agent for the ratable benefit of Lenders continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than Permitted Liens. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

9. Acknowledgment of Indebtedness and Obligations. Borrowers hereby acknowledge and confirm that, as of the date hereof, Borrowers are indebted to Agent and Lenders, without defense, setoff or counterclaim, under the Loan Agreement (in addition to any other indebtedness or obligations owed by Borrowers with respect to Bank Products owing to Agent and Wells Fargo Affiliates) in the aggregate principal amount of $44,531,423.90, plus with respect to an issued an outstanding Letter of Credit in the face amount of $1,000,000, plus continually accruing interest and all fees, costs, and expenses owing under the Loan Agreement, including reasonable attorneys’ fees, incurred through the date hereof.

10. Ratification of Credit Documents. This Amendment shall be incorporated into and deemed a part of the Loan Agreement. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement and Credit Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment.

11. Governing Law. This Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Loan Agreement, the Credit Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of Iowa, excluding its conflict of law rules.

12. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWERS:	DENT-A-MED INC.

	By:	/s/ Thomas W. Center
	Name:	Thomas W. Center
	Title:	Pres

HC RECOVERY, INC.

	By:	/s/ Thomas W. Center
	Name:	Thomas W. Center
	Title:	Pres

AGENT AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ Casey P. Johnson
	Name:	Casey P. Johnson
	Title:	Senior Vice President

SIGNATURE PAGE TO EIGHTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT